Exhibit 99.1

Ramaco Resources, Inc. Announces New Administrative and Legal Department Appointments

LEXINGTON, KY, August 20, 2026/PRNewswire/-- Ramaco Resources, Inc. (NASDAQ: METC, METCB) (“Ramaco” or the “Company”) announced that effective today it has made new appointments within both the Administration and Legal Departments of the Company.

Evan H. Jenkins, currently the Vice Chairman and Secretary of the Company’s Board of Directors, will additionally assume the role of Chief Administrative Officer. In this position Mr. Jenkins will have oversight for various internal operations including Law, Health and Safety, Environment, Information Technology, Government Relations, Insurance, Land, Intellectual Property and Human Resources. Mr. Jenkins joined Ramaco in 2024 and had previously served as the Company’s General Counsel. He was the former two-term U.S. Congressman from West Virginia and later served as Chief Justice of the West Virginia Supreme Court. Immediately prior to joining Ramaco he was the Senior Vice President of Legislative Affairs for the U.S. Chamber of Commerce in Washington.

Tyler Adkins, currently Senior Vice President of Law and Assistant Secretary, will now assume the role of General Counsel.  He has been with the Company since 2022, previously serving as Vice President and Assistant General Counsel. Before joining Ramaco, Mr. Adkins served in various legal roles in the coal industry, including as Assistant General Counsel at Blackhawk Mining, as General Counsel for Cleveland Cliffs Princeton Coal, Inc., and with various private law firms, the most recent of which was Steptoe & Johnson, PLLC.

Tyler Fields, currently Vice President of Law will now assume the role of Assistant General Counsel. Mr. Fields first joined Ramaco in 2024. He has over fifteen years of experience in the mining industry, coming to Ramaco from Alliance Resource Partners, where he served as Corporate Counsel.

Cameron Adkins, has recently joined Ramaco as Director of Law, Finance and Operations. He graduated from Harvard Law School in May 2026, where his curriculum centered on the Law and Business Program of Study, focusing heavily on corporate transactional law, corporate finance, and the financial mechanics of heavy industry. He previously graduated from Columbia University with a B.A. in Political Science, where he was a U.S. Rhodes Scholar finalist and a 2022 Harry S. Truman Scholar. Mr. Adkins is originally from Logan, West Virginia.

About Ramaco Resources

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and exploring a coal, rare earth and other critical minerals project in Wyoming. The Company’s executive offices are located in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth element and other critical mineral exploration stage property near Sheridan, Wyoming (the “Brook Mine”). The Brook Mine remains an exploration stage property, and no assurance can be given that it will be successfully developed into a commercial scale mine or that any inferred mineral resources estimated will be converted into higher confidence mineral resources or eventually mineral reserves. Contiguous to the Brook Mine, the Company operates a carbon research facility related to the potential production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455 or info@ramacometc.com.